Exhibit 99.4

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461

March 8, 2011

Mr. Richard Finucane

Chief Engineer

Nytis Exploration Company, LLC
2501 Broadway Street

Catlettsburg, KY 41129

Re:	Reserve Audit
Interstate Natural Gas Company Interests Proved Developed Producing Reserves Various States
As of January 1, 2011

Dear Mr. Finucane:

At your request, Cawley, Gillespie & Associates, Inc. have examined the estimates as of January 1, 2011 set forth in the attached table as prepared by Nytis Exploration Company, LLC with respect to the proved developed producing reserves of Interstate Natural Gas Company. Our examination included such tests and procedures as we considered necessary under the circumstances to render the opinion set forth herein. These estimates are summarized as follows:

Cumulative
	Net	Net	Cash Flow
	Oil	Gas	Disc. @ 10%
	(Mbbls)	(MMcf)	(M$)
Proved Developed Producing	45	29,225	36,745

We are independent with respect to Nytis Exploration Company, LLC and Interstate Natural Gas Company as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. Neither

Cawley, Gillespie & Associates, Inc. nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties. We have not made any field examination of the subject properties.

It should be understood that our audit and the development of our reserves forecasts do not constitute a complete reserve study of the oil and gas properties of Interstate Natural Gas Company. In the conduct of our report, we have not independently verified the accuracy and completeness of information and data furnished by Nytis Exploration Company, LLC with respect to ownership interests, oil and gas production, historical costs of operation and developments, product prices, agreements relating to current and future operations and sales of production. Furthermore, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any of such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or independently verified such information or data.

The forecasts described herein are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered. Moreover, these estimates may increase or decrease as a result of future operations.

Please be advised that, based upon the foregoing, in our opinion the above-described estimates of Interstate Natural Gas Company’s proved developed producing reserves are, in the aggregate, reasonable within the established audit tolerance guidelines of (+ or –) 10% and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers.

This letter is solely for the information of Nytis Exploration Company, LLC. This letter should not be used, circulated or quoted for any other purpose without the express written consent of Cawley, Gillespie & Associates, Inc. or except as required by law.

Sincerely,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ J. Zane Meekins, P.E.
J. Zane Meekins, P.E.
Senior Vice President

ING PDP SEC 2010 price Wells only, no Contracts monthly discountig	DATE TIME DBS SETTINGS SCENARIO	: : : : :	03/08/2011 09:45:12 INTERST AAI RF

RESERVES AND ECONOMICS

AS OF DATE: 01/2011

	GROSS OIL	GROSS GAS	OIL TO NET	GAS TO NET	GROSS	PRICES	REVENUE TO	NET OPER	NET TOTAL	NET INCOME	CUMULATIVE	CUM DISC
END	PRODUCTION	PRODUCTION	INTEREST	INTEREST	OIL	GAS	INTEREST	EXPENSES	INVESTMENT	BEFORE FIT	NET INCOME	NET INCOME
MO-YEAR	MB	MMF	MB	MMF	$/B	$/M	M$	M$	M$	M$	M$	M$

12-2011	4.671	2158.732	3.688	1325.800	70.40	5.213	6846.444	1409.127	0.000	5437.314	5437.314	5144.417
12-2012	4.170	2010.254	3.286	1234.801	70.38	5.248	6407.838	1397.792	0.000	5010.044	10447.359	9376.370
12-2013	3.538	1890.294	2.769	1161.686	70.35	5.271	6032.200	1409.045	0.000	4623.157	15070.516	12862.767
12-2014	2.867	1786.461	2.203	1097.783	70.20	5.288	5690.592	1366.100	0.000	4324.491	19395.008	15774.382
12-2015	2.688	1687.449	2.065	1038.874	70.25	5.298	5394.167	1309.508	0.000	4084.660	23479.668	18229.736

12-2016	2.221	1608.256	1.681	990.194	70.56	5.308	5132.391	1261.272	0.000	3871.118	27350.785	20307.508
12-2017	2.002	1537.653	1.504	946.394	70.59	5.318	4906.723	1220.796	0.000	3685.928	31036.715	22073.736
12-2018	1.915	1475.220	1.439	908.427	70.59	5.324	4714.946	1190.775	0.000	3524.170	34560.883	23581.496
12-2019	1.839	1416.323	1.381	871.603	70.59	5.333	4531.859	1157.239	0.000	3374.618	37935.504	24870.564
12-2020	1.770	1362.075	1.329	837.765	70.59	5.341	4361.779	1126.093	0.000	3235.687	41171.191	25974.121

12-2021	1.708	1311.607	1.282	806.933	70.59	5.345	4204.794	1099.465	0.000	3105.328	44276.520	26919.738
12-2022	1.650	1263.439	1.239	777.671	70.59	5.349	4055.158	1073.259	0.000	2981.898	47258.422	27730.479
12-2023	1.596	1216.750	1.199	749.399	70.59	5.353	3910.907	1046.093	0.000	2864.812	50123.230	28425.924
12-2024	1.546	1172.683	1.160	722.076	70.59	5.357	3771.581	1018.029	0.000	2753.551	52876.785	29022.742
12-2025	1.497	1132.386	1.124	697.181	70.59	5.357	3642.158	995.431	0.000	2646.729	55523.512	29534.941

S TOT	35.678	23029.582	27.349	14166.587	70.46	5.305	73603.547	18080.023	0.000	55523.512	55523.512	29534.941

AFTER	23.174	24419.711	17.567	15057.992	70.62	5.395	78754.844	26643.898	0.000	52110.949	107634.461	32605.260

TOTAL	58.852	47449.293	44.916	29224.580	70.52	5.351	152358.39	144723.922	0.000	107634.461	107634.461	32605.260

	OIL	GAS			P.W. %	P .W., M$
GROSS WELLS	16.0	427.0	LIFE, YRS.	58.00	9.00	39282.078
GROSS ULT., MB & MMF	91.474	75713.375	DISCOUNT %	12.00	10.00	36745.035
GROSS CUM., MB & MMF	32.622	28264.086	UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	32605.268
GROSS RES., MB & MMF	58.852	47449.293	DISCOUNTED PAYOUT, YRS.	0.00	15.00	28007.430
NET RES., MB & MMF	44.916	29224.582	UNDISCOUNTED NET/INVEST.	0.00	20.00	22868.053
NET REVENUE, M$	3167.379	156392.562	DISCOUNTED NET/INVEST.	0.00	25.00	19476.377
INITIAL PRICE, $	70.425	5.095	RATE-OF-RETURN, PCT.	100.00	40.00	13853.619
INITIAL N.I., PCT.	78.531	63.344	INITIAL W.I., PCT.	71.824	60.00	10376.047
					80.00	8508.660
					100.00	7333.700